U.S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                  FORM 12B-25


                          NOTIFICATION OF LATE FILING

(Check One)
[ ] Form 10-K   [ ] Form 20-F   [ ] Form 11-K   [X] Form 10-Q   [ ] Form N-SAR

For Period Ended:  MARCH 31, 2002
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[ ]  Transition Report on Form 10-K     [ ]  Transition Report on Form 10-Q
[ ]  Transition Report on Form 20-F     [ ]  Transition Report on Form N-SAR
[ ]  Transition Report on Form 11-K

For the Transition Period Ended:
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  READ INSTRUCTION (ON BACK PAGE) BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.


   Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
   If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:


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                        PART I.  REGISTRANT INFORMATION

Full name of registrant     Viastar Holdings, Inc.
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Former name if applicable   ClubCharlie.com, Inc.
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Address of principal executive office (street and number)

                            2121 Palomar Airport Road, Suite 105
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City, State and Zip Code    Carlsbad, CA 92009
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                       PART II.  RULE 12B-25(b) and (c)

   If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check where appropriate.)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without reasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
          (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.



                              PART III.  NARRATIVE

   State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q, N-SAR or the transition report or portion thereof, could not be filed within the prescribed time period.

   The Registrant's quarterly report on Form 10-QSB could not be filed within the prescribed time period because the financial statements required to be prepared by the Registrant's internal and external accountant review were not completed and made available to the Registrant in time for the quarterly report to be filed in a timely manner.



                          PART IV.  OTHER INFORMATION

  (1) Name and telephone number of person to contact in regard to this notification

Kenneth J. Yonika                   (760)                  496-0458
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       (Name)                    (Area code)           (Telephone number)

  (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                            [X] Yes  [ ] No

  (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                            [ ] Yes  [X] No

  If so; attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                               Viastar Holdings, Inc.
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                  (Name of Registrant as Specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date  May 15, 2002               By:  /s/ Kenneth J. Yonika, CPA
     ------------------                     -----------------------
                                    Title:  Secretary and
                                            Chief Financial Officer